EMMET, MARVIN & MARTIN, LLP
COUNSELLORS AT LAW

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New York, New York 10271
212-238-3000

Tel: 212-238-3000

Fax: 212-238-3100

www.emmetmarvin.com

June 8, 2005
The Bank of New York as Depositary 101 Barclay Street New York, New York 10286
  Re:
  American Depositary Receipts for ordinary shares of Gentium S.p.A.

Ladies and Gentlemen:

        We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement (the "Deposit Agreement") for issuance of American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") for ordinary shares of Gentium S.p.A., for which you propose to act as Depositary.

        We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

        This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,
/s/ EMMET, MARVIN & MARTIN, LLP EMMET, MARVIN & MARTIN, LLP

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